Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Reports Third Quarter Financial Results for 2003

Watertown, MA (November 17, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the transfusion blood supply, today announced its financial results for the quarter ended September 27, 2003.

For the third quarter of 2003, Vitex reported a net loss of $6.7 million or $0.16 per share, compared to a net loss of $6.0 million, or $0.26 per share, for the third quarter of 2002. The current quarter loss included a non-cash charge of $1.4 million or $0.03 per share to write off the Company’s investment in a second red cell processing laboratory which is no longer essential to its plans. Excluding the effects of this charge, the Company lost $5.3 million or $0.13 per share in Q3 2003. Research and development spending, excluding the charge, decreased to $4.4 million in the third quarter of 2003 compared to $5.3 million in the third quarter of 2002. The decrease primarily reflects lower red cell process development and toxicology spending partially offset by increased costs of the Phase III clinical trials. For the nine month period ended September 27, 2003, Vitex reported a net loss of $19.6 million in comparison with a net loss of $15.4 million in 2002.

In a separate release, Vitex announced that it received today a recommendation from an independent Data Safety Monitoring Committee (“DSMC”) to halt enrollment in its Phase III chronic trial of the INACTINE™ Pathogen Reduction System for red blood cells. Accordingly, the Company is now evaluating the recommendation of the DSMC and new patients will not be enrolled in the chronic trial until this evaluation is completed and both the DSMC and the FDA concur that the trial should move forward. The Company’s second Phase III study of the INACTINE™ Pathogen

Reduction System for red blood cells includes cardiac surgery patients requiring acute transfusion support (the “surgical study”). The Company currently intends to continue to enroll patients in the surgical study.

“We are evaluating the recommendations of the DSMC for the Phase III chronic study, said John Barr, President and CEO. The Company plans to take immediate steps to cut its burn rate while that investigation is ongoing. The Company has retained an investment bank to advise us on financing alternatives.”

Vitex will hold a conference call to discuss the third quarter results and the status of the Phase III chronic study at 8:30 AM (EST) on Tuesday, November 18. Callers are invited to join the Company at (800) 227-9428; replay will be available for 72 hours at (888) 566-0849.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is the INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Revenues:
Research funding	$105	$182	$314	$4,020

Costs and expenses:
Research and development costs	5,787	5,255	16,380	16,420
General and administrative expenses	1,048	1,301	3,269	3,684
Plasma Operations divestiture credit	—	(331)	—	(331)

Total operating costs and expenses	6,835	6,225	19,649	19,773

Loss from operations	(6,730)	(6,043)	(19,335)	(15,753)

Other income (expense), net	44	86	(284)	355

Net loss	$(6,686)	$(5,957)	$(19,619)	$(15,398)

Basic and diluted net loss per share	$(0.16)	$(0.26)	$(0.64)	$(0.68)

Weighted average number of shares	40,899	22,752	30,559	22,746

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEET

(in thousands)

(unaudited)

	September 27, 2003	December 28, 2002
Cash, including restricted balances	$5,510	$7,249
Other current assets	1,694	7,186
Property and equipment, net	3,325	4,961
Goodwill and intangibles, net	3,180	3,365
Other assets	4,407	—

Total assets	$18,116	$22,761

Accounts payable and accrued expenses	$3,104	$2,660
Deferred revenue	992	1,107
Term debt and capital lease obligations	2,693	6,135
Stockholders’ equity	11,327	12,859

Total liabilities and stockholders’ equity	$18,116	22,761